Exhibit 77H

N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of June 30th 2014

Fund	Name of Person	Ownership % of Series
VARIABLE PORTFOLIO—MULTI-MANAGER INTEREST RATE ADAPTIVE FUND	Columbia Mgmt Investment Advsr LLC	100.00%
VARIABLE PORTFOLIO—MULTI-MANAGER DIVERSIFIED INCOME FUND	Columbia Mgmt Investment Advsr LLC	100.00%
COLUMBIA VARIABLE PORTFOLIO—MANAGED VOLATILITY GROWTH FUND	Riversource Life Account for Inside Distribution (LIFE)	93.16%
As of January 1st 2014
Fund	Name of Person	Ownership % of Series